Exhibit 2.2

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

OF

UBID HOLDINGS, INC.

uBid Holdings, Inc. (the “Corporation”), a Delaware corporation, does hereby certify that the following amendment to Article First of the Corporation’s Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, as follows:

ARTICLE FIRST

The name of the Corporation is RDE, Inc.

IN WITNESS WHEREOF, the Corporation has made the foregoing Amendment to the Certificate of Incorporation and the President has hereunto set his hand as of the _8th_ day of May, 2020.

UBID HOLDINGS, INC.

By:	/s/ Ketan Thakker
Ketan Thakker, President

A–1